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                                  EXHIBIT 11


                    STATEMENT RE PER SHARE EARNINGS (LOSS)

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                                        YEAR ENDED DECEMBER 31
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                        1995          1994           1993         1992      1991
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
 Average Shares         523,565       523,565       536,948     545,365     545,365
 Outstanding
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 Net Income          $  472,965    $  724,209    $  746,460    $639,982    $246,934
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 Per Share           $0.90/(3)/    $1.38/(2)/    $1.39/(1)/    $   1.17    $   0.45
 Income
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

/(1)/ Per Share Income on a fully diluted basis (assuming all outstanding exercisable options were exercised as of December 31, 1993) was $1.09.

/(2)/ Per Share Income on a fully diluted basis (assuming all outstanding exercisable options were exercised as of December 31, 1994) was $1.03.

/(3)/ Per Share Income on a fully diluted basis (assuming all outstanding exercisable options were exercised as of December 31, 1995) was $0.90.